UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2015

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 2, 2015, Telenet N.V. (“Telenet”) and Telenet International Finance S. A R.L. (“TIF”), as borrowers (Telenet and TIF together, the “Borrowers”) and The Bank of Nova Scotia as facility agent, among others, entered into a supplemental deed (the “Supplemental Deed”) in relation to the amendment and restatement of (i) the credit agreement, originally dated 1 August 2007 and as amended and restated by supplemental agreements dated 22 August 2007, 11 September 2007, 8 October 2007, 23 June 2009, 25 August 2009 and 4 October 2010 and made between, amongst others, Telenet as original borrower and The Bank of Nova Scotia as facility agent (the “Credit Agreement” and, the Credit Agreement as amended by the Supplemental Deed, the “Amended Credit Agreement”)) and (ii) the intercreditor deed originally dated 10 October 2007 as amended on 31 July 2009 and entered into between, among others, Telenet and The Bank of Nova Scotia as facility agent (the “Intercreditor Deed”).

The Amended Credit Agreement amends and restates in full the Credit Agreement, and all loans and commitments outstanding under the Credit Agreement continue to be outstanding under the Amended Credit Agreement.

The outstanding term loans and revolving facilities under the Amended Credit Agreement as at September 30, 2015 are as set out in the table below.

Facility	Principal (€ and in millions)	Maturity	Interest

Term Loan O	300	February 2021	6.625%
Term Loan P	400	June 2021	3.875% (1)
Term Loan U	450	August 2022	6.25%
Term Loan V	250	August 2024	6.75%
Term Loan W	474.1	June 2022	3.25% (1)
Term Loan Y	882.9	June 2023	3.50% (1)
Term Loan AA (undrawn)	800	June 2023	3.50% (1)
Term Loan AB	530	July 2027	4.875%
Revolving Facility X (undrawn)	381	September 2020	2.75% (1)
Revolving Facility Z (undrawn)	200	June 2018	2.25% (1)

(1) Represents percentage margin over the applicable EURIBOR.

The commitment fees accruing on a daily basis and payable quarterly in arrears on the undrawn revolving facility commitments are as follows: (a) in respect of Revolving Facility X, 1.1% and (b) in respect of Revolving Facility Z, 0.8%.

No new loans or commitments were incurred or entered into in connection with the effectiveness of the Supplemental Deed. However, the Borrowers may incur additional term loan and revolving facilities from time to time under, and subject to the terms and conditions specified in, the Amended Credit Agreement.

The Amended Credit Agreement requires that members of the Telenet borrower group that generate not less than 80% of such group’s Consolidated EBITDA (as defined in the Amended Credit Agreement) in any financial year, guarantee the payment of all sums payable under the Amended Credit Agreement and such group members are required to grant security over all or substantially all of their assets to secure the payment of all sums payable thereunder. In addition, security is also required to be granted over the shares in such group members and all rights of the relevant creditors in relation to any subordinated shareholder loans so as to secure the payment of all sums payable under the Amended Credit Agreement.

In addition to mandatory prepayments which must be made from certain disposal proceeds (subject to certain de minimis thresholds and reinvestment periods) to the extent necessary to ensure pro forma compliance with the total net debt leverage maintenance covenant, the lenders may cancel their commitments and declare the loans due and payable after 30 business days following the occurrence of a change of control in respect of the Telenet borrower group, subject to certain exceptions.

The Amended Credit Agreement requires the Telenet borrower group to maintain a total net debt leverage ratio, ested quarterly for each six-month period covering two quarterly accounting periods, of no more than 6.00 to 1.00.

The Amended Credit Agreement contains certain customary events of default, the occurrence of which, subject to certain exceptions and materiality qualifications, would allow the lenders to (a) cancel the total commitments, (b) accelerate all outstanding loans and terminate their commitments thereunder and/or (c) declare that all or part of the loans be payable on demand. The Amended Credit Agreement contains certain representations and warranties customary for facilities of this type, which are subject to exceptions, baskets and materiality qualifications.

The Amended Credit Agreement restricts the ability of the members of the Telenet group to, among other things, incur or guarantee certain financial indebtedness, make certain disposals and acquisitions or create certain security interests over their assets, in each case, subject to carve-outs from such limitations.

The Amended Credit Agreement also requires the borrowers to observe certain affirmative undertakings or covenants, which are subject to materiality and other customary and agreed exceptions.

The Credit Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text thereof set forth in Exhibit 4.1.

Item 9.01. Financial Statements and Exhibits.

Exhibits.

Exhibit No.	Name

4.1
€2,300,000,000 Credit Agreement, originally dated August 1, 2007, and as amended and restated by supplemental agreements dated August 22, 2007, September 11, 2007, October 8, 2007, June 23, 2009, August 25, 2009, October 4, 2010 and as further amended and restated on November 2, 2015, among Telenet NV as Borrower, The Bank of Nova Scotia as Facility Agent, the parties listed therein as Original Guarantors, ABN AMRO Bank N.V., BNP Paribas S.A. and J.P. Morgan PLC as Mandated Lead Arrangers, KBC Bank NV as Security Agent, and the financial institutions listed therein as Initial Original Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: November 6, 2015

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